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EXHIBIT 23



                          Independent Auditors' Consent
                          -----------------------------


The Members
Regroup Express, LLC:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-64452 and No. 333-91240) and the registration statements on Form S-8 (No. 333-74918 and No. 333-103439) of Stonepath Group, Inc. of our report dated May 9, 2003, except as to note 9, which is as of June 3, 2003, relating to the balance sheets of Regroup Express, LLC as of December 31, 2002 and 2001, and the related statements of operations, members' equity, and cash flows for the years then ended, which report appears in the Form 8-K/A of Stonepath Group, Inc. dated June 20, 2003.


KPMG LLP


Philadelphia, Pennsylvania
August 6, 2003